Exhibit 99.6

VOTING AGREEMENT

by and among

UXIN LIMITED

MR. KUN DAI

XIN GAO GROUP LIMITED

ASTRAL SUCCESS LIMITED

ABUNDANT GRACE INVESTMENT LIMITED

REDROCK HOLDING INVESTMENTS LIMITED

TPG GROWTH III SF PTE. LTD.

and

58.COM HOLDINGS INC.

Dated July 12, 2021

TABLE OF CONTENTS

-i-

SCHEDULES

SCHEDULE A       Board Approval Matters

SCHEDULE B       Adverse Persons

-ii-

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into on July 12, 2021 by and among:

1.	Uxin Limited, an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2.	Mr. Kun Dai (戴琨) (PRC identity card no. 610104198204066214) (the “Principal”),

3.	Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands (“Xin Gao” or the “Principal Holding Company”, collectively with the Principal, the “Principal Parties”, and each a “Principal Party”),

4.	Astral Success Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands with its registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (the “Joy Capital”),

5.	Abundant Grace Investment Limited, a company limited by shares incorporated under the Laws of British Virgin Islands with its registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (the “Nio Capital”, together with the Joy Capital, the “Investors” and each an “Investor”),

6	Redrock Holding Investments Limited, a business company incorporated under the Laws of British Virgin Islands with its registered office at 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands (the “WP”),

7	TPG Growth III SF Pte. Ltd., a private company limited by shares incorporated and under the Laws of Singapore with its registered office at 83 Clemenceau Avenue #11-01, UE Square, Singapore 239920 (the “TPG”), and

8	58.com Holdings Inc., a business company incorporated under the Laws of British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “58”, together with the the WP and the TPG, the “Major Noteholders” and each a “Major Noteholder”)

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A	The Company and the Investors have entered into that certain Share Subscription Agreement, dated June 14, 2021 (the “Subscription Agreement”), pursuant to which, among other things, each Investor, severally but not jointly, has agreed to purchase (a) certain Senior Preferred Shares (as defined in the Subscription Agreement) from the Company, and (b) a warrant (collectively, the “Warrants”) to purchase certain Senior Preferred Shares.

B	The Subscription Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated under the Subscription Agreement.

C	The Parties desire to enter into this Agreement to regulate their relationship with each other and certain aspects of the affairs, and their dealings, with the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

Article I
DEFINITIONS and interpretation

Section 1.01      Definitions. Unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“ADSs” means the American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares.

“Adverse Person” means any Person identified in SCHEDULE B hereto, any additional Persons to be mutually agreed in writing by the Company and the Investors from time to time, and any controlled Affiliates of any of the foregoing.

“Affiliate” has the meaning given to such term in the Subscription Agreement.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” means an annual budget in respect of a fiscal year of the Group, setting forth, among other things, the projected balance sheets, income statements and statements of cash flows for such period; the projected budget for operation of each major business segment; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit during such period; any proposed merger, consolidation, reorganization, or amalgamation of any Group Member with or into any other Person, or any scheme of arrangement or other business combination with or into any other Person; and payments projected to be made not in the ordinary course of business of the Group.

“Applicable Laws”, “Law” or “Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Beneficial Owner” has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination, and “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to that of Beneficial Owner.

“Board” means the board of directors of the Company.

“BOCOM” means BOCOM International Supreme Investment Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Charter Documents” means, with respect to any Person that is not a natural person, such Person’s articles of incorporation, certificate of incorporation, by-laws, memorandum of associations, articles of association and other similar organizational documents. Unless the context otherwise requires, any reference to “Charter Documents” refers to the Charter Documents of the Company.

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Closing” has the meaning set forth in the Subscription Agreement.

“Code” means the Inland Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” the Equity Securities of the Company.

“Confidential Information” has the meaning assigned to such term in Section 4.01.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of Beneficial Ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Class A Ordinary Shares issued or issuable upon conversion of the Subscription Shares.

“Director” means a director serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing. Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Existing Share Incentive Scheme” means the Company’s 2018 Second Amended and Restated Share Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“First Closing” has the meaning assigned to such term in the Subscription Agreement.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investor” has the meaning assigned to such term in the preamble.

“Investor Director” has the meaning assigned to such term in Section 2.01.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement entered into by and among the Company, the Principal Parties and Investors dated as the date hereof, as may be supplemented, amended or restated from time to time.

“Major Noteholder” has the meaning assigned to such term in the preamble.

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“NASDAQ” means the NASDAQ Global Select Market.

“New Securities” means any Equity Securities issued and allotted by the Company on or after the date of this Agreement. “New Securities” shall not include, the following allotments and issuances of Equity Securities: (i) options, grants, awards, restricted shares or any other Ordinary Shares or Ordinary Share Equivalents issued under the Existing Share Incentive Scheme or any other employee share incentive scheme(s) approved pursuant to Section 2.04 (collectively, “Company Options”), and Equity Securities upon the exercise or conversion of any Company Options; (ii) Ordinary Shares issued upon the termination of the Company’s American Depositary Receipts program or the termination, cancelation or exchange of any ADSs by the holders thereof; (iii) Senior Preferred Shares issued pursuant to the Subscription Agreement and Senior Preferred Shares upon exercise of the Warrants; (iv) Conversion Shares issued upon conversion of Senior Preferred Shares; (v) Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event that has been approved in accordance with Section 2.04; and other than to the extent covered above in (i) and (ii), Ordinary Shares or ADSs issued upon the conversion or exercise of any Ordinary Share Equivalents outstanding as of the date of this Agreement or issued subsequent to the date of this Agreement in compliance with the participation rights (in each case, pursuant to the terms of the relevant Ordinary Share Equivalents as unmodified).

“Nio Competitors” means Tesla, Inc., Xpeng Inc., Li Auto Inc., 威马智慧出行科技（上海）股份有限公司 or any other companies which operate electronic vehicle brands, and any controlled Affiliate or holding company of each of the foregoing, and the list of the above entities may be supplemented or updated by Nio Capital once a year.

“Ordinary Share Equivalents” means (a) any rights, options or warrants to acquire Ordinary Shares and (b) any depositary shares (including, without limitation, the ADSs), notes, debentures, preference shares or other Equity Securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“PRC” means the People’s Republic of China.

“Party” has the meaning assigned to such term in the preamble.

“Permitted Transferee” has the meaning assigned to such term in Section 3.02(ii).

“Principal Holding Company” or “Principal Party” has the meaning assigned to such term in the preamble.

“Principal Lock-up Period” means the period commencing on the date hereof and continuing until July 31, 2024.

“Quarter Budget” means a budget in respect of a quarter of the Group, setting forth, among other things, the projected budget for operation of each major business segment and payments projected to be made in connection thereto, including without limitation transactions set forth in paragraphs 14 to 18 of of SCHEDULE A hereto.

“Replacement Director” has the meaning assigned to such term in Section 2.02(ii).

“Representatives” means, with respect to any Person, the directors, officers, legal representatives, employees, counsel, accountants, agents, consultants, advisors and other representatives of such Person and its Subsidiaries and any other Person acting on behalf of the foregoing.

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any officer of the Company or any Subsidiary, (iv) any employee of the Company or any Subsidiary, (v) any Relative of a shareholder, director, officer or employee of the Company or any Subsidiary, (vi) any Person in which any shareholder or any director or officer of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vii) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Restructuring Effective Time” has the meaning given to the term “Effective Time” in the Supplementary Agreeement.

“Senior Preferred Share” has the meaning set forth in the Subscription Agreement.

“Shares” means Ordinary Shares and Senior Preferred Shares.

“Shareholders” means the shareholders of the Company.

“Subscription Shares” means, collectively, the Senior Preferred Shares issued or issuable to each Investor at or prior to the relevant Closing pursuant to the Subscription Agreement (including 58,258,083 Senior Preferred Shares issued to Joy Capital prior to the First Closing, which shall form part of the Senior Preferred Shares subscribed by Joy Captial at the First Closing under the Subscription Agreement), and the Senior Preferred Shares issued or issuable upon exercise of the Warrants.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Subscription Agreement” has the meaning set forth in the recitals.

“Supplementary Agreement” means the supplementary agreement dated June 17, 2021 which amends and supplements the 2019 Notes and is entered into between the Company, the Principal and the original purchasers of the 2019 Notes.

“Transaction Documents” has the meaning set forth in the Subscription Agreement.

“Transfer” (or any correlative term) means, in respect of any Equity Securities, a direct or indirect sale, assignment, pledge, charge, mortgage, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of Law of such Equity Securities (including through the Transfer of shares or ownership interest in any person that directly or indirectly Controls any person that holds such Equity Securities), or the creation of a security interest in, or lien on, or any other encumbrance or disposal (directly or indirectly and whether or not voluntary) on such Equity Securities, and shall include any transfer by will or intestate succession or entry into any swap or other derivatives transaction that transfers to any person, in whole or in part, any of the economic benefits or risks of ownership of such Equity Securities, whether any such transaction is to be settled by delivery of such Equity Securities or other Equity Securities, in cash or otherwise.

“U.S.” means the United States of America.

“U.S. GAAP” means the generally accepted accounting principles as applied in the United States.

“Warrant” has the meaning set forth in the recitals.

“2019 Notes” means the Convertible Notes in the aggregate principal amount of $230,000,000 issued by the Company pursuant to the Convertible Note Purchase Agreement dated May 29, 2019 entered into by and among the Company, Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd., 58.com Holdings Inc. and certain other parties, as may be supplemented, amended, restated, assigned and/or transferred from time to time (including as supplemented and amended by the Supplementary Agreement).

Section 1.02      Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) references to this Agreement and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “including” will be deemed to be followed by “, but not limited to,” (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (ix) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (x) the term “voting power” refers to the number of votes attributable to the Ordinary Shares in accordance with the terms of the Memorandum and Articles, (xi) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xii) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiii) all references to dollars or to “$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

Article II
Corporate Governance.

Section 2.01      Board of Director.

(i)          The Board shall consist of seven (7) Directors, which shall be:

(a)              one (1) Director nominated by the Joy Capital (the “Joy Director”), as long as Joy Capital and its Affiliates hold no less than such number of Senior Preferred Shares (including any Class A Ordinary Shares and/or ADSs (taking into account the ratio between Ordinary Share and ADS) converted from such Senior Preferred Shares) equal to 50% of the Senior Preferred Shares it holds as of the First Closing;

(b)             one (1) Director nominated by the Nio Capital (collectively with the Joy Director, the “Investor Directors” and each an “Investor Director”), as long as Nio Capital and its Affiliates hold no less than such number of Senior Preferred Shares (including any Class A Ordinary Shares and/or ADSs (taking into account the ratio between Ordinary Share and ADS) converted from such Senior Preferred Shares) equal to 50% of the Senior Preferred Shares it holds as of the First Closing;

(c)              one (1) Director jointly nominated by the Major Noteholders, as long as the aggregate outstanding principal amount of the 2019 Notes held by the Major Noteholders is no less than 50% of the aggregate principal amount of the 2019 Notes they hold immediately following the Restructuring Effective Time;

(d)              one (1) Director nominated by the Principal, who shall be the chairman of the Board, as long as the Principal beneficially owns Shares representing no less than 10% voting right of the Equity Securities of the Company;

(e)              two (2) independent Directors jointly nominated by the Investors, who shall both (x) meet the independence requirements of NASDAQ and (y) not be Affiliated with, or employed by, any Adverse Person; and

(f)              one (1) independent Director nominated (x) by the Principal for so long as the Principal beneficially owns Shares representing no less than 10% voting right of the Equity Securities of the Company, or (y) by the Board, if the Principal beneficially owns Shares representing less than 10% voting right of the Equity Securities of the Company, who shall, in each case, (A) meet the independence requirements of NASDAQ and (B) not be Affiliated with, or employed by, any Adverse Person, provided that, for the avoidance of doubt, (1) if the number of Senior Preferred Shares (including any Class A Ordinary Shares and/or ADSs (taking into account the ratio between Ordinary Share and ADS) converted from such Senior Preferred Shares) beneficially owned by Joy Capital and its Affiliates is less than 50% of the Senior Preferred Shares it holds as of the First Closing, Joy Capital shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(a), (2) if the number of Senior Preferred Shares (including any Class A Ordinary Shares and/or ADSs (taking into account the ratio between Ordinary Share and ADS) converted from such Senior Preferred Shares) beneficially owned by Nio Capital and its Affiliates is less than 50% of the Senior Preferred Shares it holds as of the First Closing, Nio Capital shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(b), (3) if the aggregate outstanding principal amount of the 2019 Notes held by Major Noteholders is less than 50% of the aggregate principal amount of the 2019 Notes they hold on the date of this Agreement, the Major Noteholders shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(c), (4) if the Principal beneficially owns Shares representing less than 10% voting right of the Equity Securities of the Company, the Principal shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(d), and (5) if the Principal Shares representing less than 10% voting right of the Equity Securities of the Company, the Principal shall immediately cease to have the right to nominate one (1) independent Director pursuant to Section 2.01(i)(f), and in the case of each of (4) and (5), the Principal shall cause such Director nominated by him to immediately resign from the Board, and if applicable, the board of directors of each Subsidiary of the Company.

(ii)           Each of the Parties other than the Company agrees that (i) he or it shall, to the extent in compliance with Applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to ensure that the composition of the Board is as set forth in this Section 2.01; and (ii) it shall vote (and, in the case of any Principal Party, cause any Affiliate Controlled by such Principal Party to vote) all of his or its Equity Securities of the Company at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary actions, in order to ensure that the composition of the Board is as set forth in this Section 2.01. The Company further agrees to take any and all necessary actions within its control in order to ensure that the composition of the Board is as set forth in this Section 2.01.

Section 2.02      Removal and Replacement of Directors.

(i)            Notwithstanding anything to the contrary provided in the Memorandum and Articles, the Person(s) entitled to nominate a Director under Section 2.01(i) shall have the right to remove such Director nominated by it or them. Each of the Parties other than the Company shall vote its Equity Securities of the Company at any general meeting of Shareholders or execute any written consent or resolution of Shareholders or proxy and take all other necessary action so as to effectuate the foregoing removal rights. Each Party other than the Company agrees that, if at any time it is then entitled to vote for or execute any written consent or resolution of Shareholders or proxy for the removal of Directors from the Board, it shall not vote any of its Equity Securities of the Company or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been nominated pursuant to Section 2.01, unless the Person or Persons entitled to nominate such Director pursuant to Section 2.01 shall have consented to such removal in writing.

(ii)            If, as a result of death, disability, retirement, resignation or removal pursuant to Section 2.01(ii) of a Director by the Person(s) entitled under Section 2.01(i) to nominate such Director, the Person(s) entitled under Section 2.01(i) to nominate the Director whose death, disability, retirement, resignation or removal resulted in such vacancy shall have the absolute and exclusive right to nominate another individual (each such another individual, the “Replacement Director”) to serve in place of such Director. Each of the Parties other than the Company agrees that (i) he or it shall, to the extent in compliance with Applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to elect the Replacement Director to serve as a Director to fill such vacancy; and (ii) he or it shall vote (and, in the case of any Principal Party, cause any Affiliate Controlled by such Principal Party to vote) all of his or its Equity Securities of the Company at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary action, in order to elect the Replacement Director to serve as a Director to fill such vacancy. The Company further agrees to take any and all necessary actions within its control in order to ensure the election of the Replacement Director to serve as a Director as set forth in this Section 2.02.

(iii)          Prior to his or her appointment as a replacement Investor Director, any individual nominated by the Investors after the date of this Agreement to serve on the Board pursuant to this Section 2.02 shall first provide to the Company and the Board a duly executed and appropriately responsive customary “D&O Questionnaire.”

(iv)          So long as an Investor Director is then serving on the Board, the Company shall, upon the reasonable request of the Investors, designate and appoint the Investor Director to each committee of the Board so requested by the Investors, subject always to (a) any restriction on such Investor Director (or any nominee of the Investors) from serving on such committee, (b) the satisfaction of any qualifications (including “independence”) required of such Investor Director to serve on such committee, in each case, as may be imposed or promulgated under Applicable Laws (including limitations under the Sarbanes–Oxley Act of 2002, as amended) and the rules and regulations of any securities exchange where the Company’s Equity Securities are then listed.

(v)           The Company shall maintain customary D&O insurance for all members of the Board. The Company shall procure, to the extent permitted by Applicable Law, that any Investor Director shall enjoy the same indemnification rights and D&O insurance coverage as any other members of the Board.

(vi)          The Company shall procure, to the extent permitted by Applicable Law, that the Subsidiaries implement the resolutions adopted by the Board and shall not take any actions that contravene the resolutions adopted by the Board.

Section 2.03      Investor Agreements. Each Investor undertakes to the Company that:

(i)            with respect to each election of Directors by resolution of shareholders of the Company, to exercise all voting rights attaching to the Equity Securities of the Company it holds at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or consent of shareholders, in order to (i) to cause the election or re-election as members of the Board of each of the individuals designated by the Company, and (ii) against any nominees not designated by the Company; and

(ii)           with respect to each appointment of a Director by resolution of the Board, whether to fill a casual vacancy, upon any increase in the size of the Board or otherwise, it shall cause any Investor Director then serving to vote at each meeting of the Directors, or in lieu of any such meeting, to give his or her written consent as may be necessary (i) to cause the appointment as a member of the Board each of the individuals designated by a majority of the Directors then serving (other than the Investor Director), and (ii) against any nominees not designated by a majority of the Directors then serving (other than the Investor Director).

Section 2.04      Board Approval Matters.

In addition to any requirements imposed by Applicable Law, this Agreement, the Memorandum and Articles and any other constitutional documents of the Company, the Company shall not, and shall cause its Subsidiaries not to, take any action with respect to any of the matters set forth on SCHEDULE A hereto without approval of the Board, provided, matters set forth in paragraph 18 on SCHEDULE A shall be further subject to the written concent of at least two out of the three Major Noteholders (to the extent they still hold the 2019 Notes) or the remaining Major Noteholder (if olny one Major Noteholder still holds the 2019 Note).

Article III
PRINCIPAL LOCK-UP.

Section 3.01      Principal Lock-up.

Subject to Section 3.02, during the Principal Lock-up Period, no Principal Party shall Transfer, or publicly announce an intention to Transfer, any Equity Securities in the Company directly or indirectly held by the Principal Party as of the date hereof, without the prior written consent of the Investors and the Major Noteholders. The Principal irrevocably agrees to cause and guarantee the performance by the Principal Holding Company of all of its covenants and obligations under this Section 3.01. Any purported Transfer by any Principal Party in violation of this Section 3.01 shall be null and void and of no force and effect and the Company shall refuse to recognize any such Transfer and shall not register or otherwise reflect on its records any change in ownership of such Equity Securities in the Company purported to have been Transferred.

Section 3.02      Permitted Transfers.

(i)            Regardless of anything else contained herein, Section 3.01 shall not apply to Transfers of Equity Securities of the Company by the Principal Holding Company (i) to the Principal, a Relative of the Principal, a trust formed for the exclusive benefit of the Principal or his Relatives, or an entity 100% Controlled exclusively by the Principal, or (ii) through will or intestacy, in each case where the transferee shall have executed and delivered to each of the Parties (other than the transferor) an instrument, reasonably acceptable to the other Parties, agreeing to be bound by the terms and conditions of this agreement as if such transferee were the transferor.

(ii)           Any transferee of Equity Securities expressly contemplated under Section 3.02 is hereinafter referred to as a “Permitted Transferee”. If any Permitted Transferee to which Equity Securities of the Company are Transferred ceases to be a Permitted Transferee of the Party from which or whom it acquired such Equity Securities of the Company pursuant to such provision, such Person shall reconvey such Equity Securities of the Company to such transferring Party (or another Permitted Transferee of such Party) immediately before such Person ceases to be a Permitted Transferee of such transferring Party so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Party (or another Permitted Transferee of such Party) as soon as practicable after the former Permitted Transferee receives notice thereof.

Article IV
ConfidentialitY

Section 4.01      General Obligations. Each Party undertakes to the other Party that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective Representatives who are in receipt of any Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party. The term “Confidential Information” as used in this Article IV means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party, including but not limited to any non-public information that the Investors may have or acquire in relation to any Group Members or its customers, business, assets or affairs; (b) the terms of this Agreement and the terms of any of the other Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives to the extent it contains or otherwise reflects, or is generated from, Confidential Information (collectively, the “Confidential Information”); provided that “Confidential Information” shall not include information that is (i) or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement, (ii) or becomes available to a Party from a source other than the Company, (iii) already in the possession of the Party on the date hereof (other than information furnished by or on behalf of a Party) or (iv) independently developed by the Party without violating any of the confidentiality terms herein.

Section 4.02      Exceptions. The provisions of Section 4.01 shall not apply to:

(i)            disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (a) is under a similar obligation of confidentiality or (b) is otherwise under a binding professional obligation of confidentiality;

(ii)           disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange on which the Equity Securities of a Party or any of its Affiliates are listed or by Laws or governmental regulations or judicial or regulatory process or in connection with any proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 4.02 with respect to any proceeding commenced or brought by a Party in pursuit of its rights or in the exercise of its remedies arising out of this Agreement or any other Transaction Document;

(iii)          disclosure by the Investors to a financing source in connection with a bona fide loan or financing arrangement, if the recipient agrees in writing prior to any such disclosure to be subject to confidentiality obligations substantially similar to those set forth in this Article IV;

(iv)          following notification in writing to the Company on a no names basis, disclosure by any Investor to a bona fide potential purchaser of any portion or all of the Equity Securities of the Company held by such Investor to the extent necessary for such potential purchaser to evaluate such a proposed transaction or for other similar business purposes, if the recipient agrees in writing prior to any such disclosure to be subject to confidentiality obligations substantially similar to those set forth in this Article IV, of which the Company is a third-party beneficiary; or

(v)           disclosure by the Investors or its Affiliates of Confidential Information that is reasonably necessary in connection with its reporting requirements to its shareholders, limited partners and/or director or indirect investors in the ordinary course of business in each case, so long as the Persons being disclosed such information have been advised of the confidential nature of such information

Section 4.03      Press Release. Notwithstanding the foregoing, without the prior written consent of the Investors, the Company shall not disclose any Confidential Information or make any press releases that contains any Confidential Information, even if such disclosure or press release is required by Applicable Laws, regulations or stock exchange rules. The final form of any such disclosure or press release shall be approved in advance in writing by each Party.

Section 4.04      Overriding Provision. The provisions of this Article IV shall supersede the provisions of any separate nondisclosure agreements executed by any of the Parties with respect to the transactions contemplated hereby, and all such other nondisclosure agreements shall be terminated and null and void as between the Parties, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by two or more of the Parties in respect of the transactions contemplated hereby.

Article V
Representation and Warranties

Each Party severally but not jointly represents and warrants, with respect to itself, to the other Party that:

Section 5.01      Existence. Such Party (other than the Principal) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 5.02      Capacity. Such Party has the requisite power and authority to enter into and perform its or his respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 5.03      Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by such Party, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 5.04      Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of such Party (other than the Principal); (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which such Party is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Party is a party or by which such Party is bound or to which any assets of such Party are subject, except in the case of clauses (ii) or (iii) as would not have a material adverse effect. There is no action, suit or proceeding, pending or, to the knowledge of such Party, threatened against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement to consummate the transactions contemplated hereby.

Article VI
termination

Section 6.01      General. Save for the provisions which Section 6.04 provides shall continue in full force following termination for any reason whatsoever, this Agreement shall terminate immediately upon the mutual written consent of the Parties hereof (or their respective lawful successors and assigns).

Section 6.02      Termination with Respect to a Shareholder. Subject to the transfer resstricitons set forth in the Investors’ Rights Agreement, upon the Transfer by any of the Investors or the Principal Holding Company of all of the Equity Securities of the Company registered in its name to a Permitted Transferee in accordance with the terms and conditions of the Investors’ Rights Agreement, such Party (and with respect to the Principal Holding Company, the Principal Parties) shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 6.03      Termination with Respect to a Major Noteholder. A Major Noteholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder upon the earlier of (i) such Major Noteholder ceasing to hold its 2019 Note; and (ii) the later of (x) the Major Noteholders ceasing to be entitled to nominate a Director pursuant to Section 2.01(i)(c) and (y) July 31, 2024.

Section 6.04      Survival. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except that (i) Article I, Article IV, this Section 6.04, Section 7.15 and Section 7.16 shall continue to exist after the termination of this Agreement in accordance with their terms, and (ii) termination of this Agreement shall not affect any rights or liabilities that the Parties have accrued under this Agreement prior to such termination.

Article VII
Miscellaneous.

Section 7.01      Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 7.01; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 7.01; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 7.01:

If to the Investors: Joy Capital

Astral Success Limited
Unit F, 37/F, COS Centre, 56 Tsun Yip Street,
Kwun Tong, Hong Kong
E-mail: erhailiu@joycapital.com.cn
yubowang@joycapital.com.cn
With copy to: operation@joycapital.com.cn
Attn: Henry Lin

Nio Capital	Abundant Grace Investment Limited
Unit 2412, 24F HKRI Taikoo Hui Center I,
288 Shimen Yi Road, Jing'an District,
Shanghai, China 200041
E-mail: yao.li@niocapital.com
max.li@niocapital.com
With copy to: iris.bai@niocapital.com
Attn: Li Yao, Li Xiang

If to the Major Noteholders: WP	Redrock Holding Investments Limited c/o Warburg Pincus Asia LLC, 450 Lexington Avenue, New York, NY 10017, USA Fax: +1 (212) 716-8672 Email: notices@warburgpincus.com Attn: Steven Glenn

TPG

TPG Growth III SF Pte. Ltd.
80 Raffles Place, #15-01 UOB Plaza 1
Singapore 048624
E-mail: dreintjes@tpg.com
Fax: +65 6390 5001
Attn: David Reintjes

With a copy to:
Address: 301 Commerce Street, Suite 3300, Fort
Worth, TX 76102
Attn: Office of General Counsel

58	58.com Holdings Inc. Building 105 No. 10 Jiuxianqiao North Road Jia Chaoyang District, Beijing, 100015 People’s Republic of China E-mail: lixiaojing01@58.com Attn: Li Xiaojing

If to the Company:	Uxin Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: daikun@xin.com Attn: Mr. Kun Dai

If to Principal Parties Principal	1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: daikun@xin.com Attn: Mr. Kun Dai

Principal Holding Company	Xin Gao Group Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: daikun@xin.com Attn: Mr. Kun Dai

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 7.01. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 7.02      Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.03      Assignments and Transfers. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (a) each Investor may assign this Agreement to (i) any Affiliate of such Investor without the prior consent of the other Parties, (ii) to any transferee with a transfer of the Subscription Shares, the Conversion Shares or ADSs to such third party, and (iii) for collateral security purposes, to any lender of the Investor or any of its Affiliates in connection with a bona fide loan or financing arrangement secured by the Subscription Shares, the Conversion Shares or ADSs; (b) the Principal Holding Company may assign this Agreement to any Permitted Transferee of the Principal Holding Company with a transfer of Equity Securities of the Company to such Permitted Transferee; and (c) each Major Noteholder may assign any of its rights under this Agreement without the prior consent of the other Parties to (i) any Affiliate of such Major Noteholder, and (ii) any Person to whom such Major Noteholder transfers any of the 2019 Notes.

Section 7.04      Rights Cumulative; Specific Performance. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.05      Amendment. This Agreement may be amended only by a written instrument executed by each of the Parties, provided, any amendment with respect to SCHEDULE A requires no consent from any of the Major Noteholders.

Section 7.06      Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 7.07      No Presumption. The Parties acknowledge that any Applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 7.08      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.09      Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matters hereof and thereof.

Section 7.10      Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.11      Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 7.12      Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Members, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects among the Parties, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents.

Section 7.13      Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Ordinary Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding Ordinary Shares by such subdivision, combination or share dividend.

Section 7.14      Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

Section 7.15      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 7.16      Dispute Resolution.

(i)            Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(ii)            The arbitration shall be conducted in English.

(iii)           The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(iv)           The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

(v)            When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)           The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(vii)          The Parties expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the Transaction Documents concern the same transaction or series of transactions.

(viii)          If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

UXIN LIMITED

By	/s/ Kun DAI
Print Name: Kun DAI
Title: Director

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL:

/s/ Kun DAI
Kun DAI (戴琨)

PRINCIPAL HOLDING COMPANY:

Xin Gao Group Limited

By	/s/ Kun DAI
Print Name: Kun DAI
Title: Director

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

JOY CAPITAL

ASTRAL SUCCESS LIMITED

By	/s/ Erhai Liu
Print Name: Erhai Liu
Title: Authorized Signatory

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

NIO CAPITAL

ABUNDANT GRACE INVESTMENT LIMITED

By	/s/ Mao Wei
Print Name: Mao Wei
Title: Director

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MAJOR NOTEHOLDER:

WP

Redrock Holding Investments Limited

By	/s/ Steven G. Glenn
Print Name: Steven G. Glenn
Title: Director

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MAJOR NOTEHOLDER:

tpg

TPG Growth III SF Pte. Ltd.

By	/s/ Michael LaGatta
Print Name: Michael LaGatta
Title: Vice President

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MAJOR NOTEHOLDER:

58.com Holdings Inc.

By	/s/ Jinbo Yao
Print Name: Jinbo Yao
Title: Authorized Signatory

[Signature page to Voting Agreement]

SCHEDULE A

BOARD APPROVAL MATTERS

1.	Adoption, change or waiver of any provision of the Company’s memorandum and articles of association or other Charter Documents of any Group Member.

2.	Delisting of the ADSs from NASDAQ.

3.	Any authorization, creation or issuance by any Group Member of any New Securities or any instruments that are convertible into securities, excluding (x) any issuance of Ordinary Shares upon conversion of the Senior Preferred Shares and/or the exercise of the Warrants, (y) any issuance of Ordinary Shares (or options or warrants therefor) under any written share incentive plans duly approved, and (z) any issuance of securities as a dividend or distribution on Ordinary Share.

4.	(x) Any adoption of new share incentive plan by any Group Member or change of the Existing Share Incentive Scheme; or (y) grant of awards that represent over 0.5% of the Company’s outstanding Shares to any individual under any share incentive plans of the Company.

5.	Any repurchase or redemption of any Equity Securities of any Group Member (including the manner in which such repurchase or redemption is structured) other than pursuant to contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Members upon termination of their employment or services.

6.	Any merger, amalgamation, consolidation, scheme of arrangement or reorganization (i) in which the Company is not the surviving entity or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity.

7.	Any transaction or series of transactions in which more than 50% of the voting power of any Group Member (other than the Company) is transferred or in which a majority of the assets of any Group Member are sold.

8.	Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Securities or make any other actual, constructive or deemed distribution in respect of any of its Equity Securities or otherwise make any payments to shareholders in their capacity as such, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries.

9.	Pass any resolution for the winding up of the Company and/or any other Group Member, scheme of arrangement, reorganization, reconstruction, dissolution or liquidation concerning the Company and/or any other Group Member, or appointing a receiver, trustee, or other similar official for it or for any substantial part of its property.

10.	Any merger, amalgamation, consolidation, scheme of arrangement or reorganization of the Company following which transaction, any Nio Competitor would hold more than 50% of the combined voting power of the voting securities of the surviving entity.

11.	The entry into any binding agreement to privatize the Company following which privatization any Nio Competitor would hold more than 50% of the combined voting power of the voting securities of the Company or, if the Company is not the surviving entity of such privatization, the surviving entity.

SCHEDULE A

12.	Approval or amendment of annual business plan and Annual Budget or any strategic plan.

13.	Appointment, replacement, removal, dismissal or settlement or change of terms of employment of the chief executive officer, the chief financial offer, the chief operating officer, the general manager or the five (5) most highly compensated employees or officers of the Company.

14.	To the extent not already approved in the Annual Budget or the Quarter Budget, any investment in any entity or any acquisition of another company with consideration, whether in cash or otherwise, in excess of RMB50 million in valuation; or any disposal of or dilution of the Company’s interest, directly or indirectly, in any other Group Member; or any Transfer of any Equity Securities (or any interest therein) of any Group Member (other than the Company).

15.	To the extent not already approved in the Annual Budget or the Quarter Budget, any purchase, license, lease, transfer or disposal of assets, properties, goodwill and businesses in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

16.	To the extent not already approved in the Annual Budget or the Quarter Budget, any advertising or user acquisition agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

17.	To the extent not already approved in the Annual Budget or the Quarter Budget, any incurrence of debt, any investment in any indebtedness, any provision of any guarantee, indemnity or mortgage for any indebtedness or advance of any loan to any third party, in each case in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

18.	Any indebtedness of the Company that is prohibited under the 2019 Notes.

19.	To the extent not already approved in the Annual Budget or the Quarter Budget, any capital expenditure projects or agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year, other than purchase of automobiles in the ordinary course of the Company’s business consistent with past practice.

20.	Ceasing to conduct or carry on the business of the Company and/or any other member of the Group substantially as currently conducted as of the date of this Agreement or change any part of its major business activities.

21.	Any transaction with Related Party (excluding for such purposes any member of the Group) that is not on an arm's length basis or which is not contemplated in the Company's annual business plan and budget duly approved and adopted.

22.	Any amendment to the 2019 Notes.

SCHEDULE A

SCHEDULE B

ADVERSE PERSONS

(1) GUAZI.COM.INC and its subsidiaries (车好多集团), including but not limited to Guazi, 瓜子二手车直卖网www.guazi.com and Maodou, 毛豆新车网www.maodou.com);

(2) Souche Holdings and its subsidiaries (大搜车www.dasouche.com);

(3) RENRENCHE, 北京人人车旧机动车经纪有限公司 and its subsidiaries (人人车www.renrenche.com);

(4) Bitauto Holdings Limited and its subsidiaries (易车网car.bitauto.com);

(5) Autohome Inc. and its subsidiaries (汽车之家www.autohome.com.cn);

(6) YIXIN GROUP LIMITED and its subsidiaries (易鑫集团www.yixincars.com); and/or

(7) Meili Jinrong, 天道计然(北京)信息科技有限责任公司and its subsidiaries (美利金融www.mljr.com).

SCHEDULE B